Press Release
                              FOR IMMEDIATE RELEASE



Contact:  Howard Nolan
          Senior Executive Vice President       [Bridge Bancorp Graphic Omitted]
          Chief Operating Officer
          (631) 537-1001, ext. 7255


             BRIDGE BANCORP, INC. NAMES EMANUEL ARTURI NEW DIRECTOR

(Bridgehampton, NY - February 1, 2008) Bridge Bancorp, Inc. (the "Company") (NASDAQ(R)/OTCBB:BDGE), the holding company for The Bridgehampton National Bank (the "Bank"), announced that its Board of Directors has appointed Emanuel Arturi to serve as a Director of Bridge Bancorp, Inc. and its banking subsidiary, The Bridgehampton National Bank. Mr. Arturi assumed duties at the regularly scheduled meeting of the Board of Directors on January 29, 2008.

Kevin O'Connor, President and Chief Executive Officer of Bridge Bancorp, Inc. commented, "As a consultant specializing in the financial services industry, Mr. Arturi brings both breadth and depth of experience to our Board. A resident of Remsenburg since 1999, he will also help to expand our knowledge of our western markets."

Mr. Arturi is the recently retired co-founder of BusinessEdge Solutions Inc., a national consulting firm specializing in financial services, communications and the life science industries, headquartered in East Brunswick, New Jersey. He was formerly president of the U.S. Division of a consulting firm responsible for over $400 million in revenues. Mr. Arturi was also one of the original founders of TRECOM Business Systems; a New Jersey based systems integration and consulting firm as well as an officer and founder of Lambda Tech, a technology consulting company that was acquired by General Electric. He holds a B.S. in mathematics from Montclair State University and a Masters degree in mathematics from Farleigh Dickenson University.

Mr. Arturi has been honored as an Ernst and Young Entrepreneur of the Year and several of his companies have been included in INC Magazine's Top 500, a list of the fastest growing privately held companies. He sits on the board of McGann-Mercy High School in Riverhead, New York and is a co-founder, with his wife, of the Daniella Maria Arturi Foundation, formed to bring awareness and research funding to a rare blood disorder, Diamond Blackfan Anemia. Since its founding they have raised over $28 million. He and his wife have five children and live in Remsenberg, New York.

                                     -more-
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Bridgehampton National Bank      Contact: Howard Nolan, SEVP, COO, 631.537.1001,
                                            Ext. 7255


Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, the Bank, with assets of approximately $600 million, and a primary market area of the North and South Forks of Eastern Long Island, extending westward into Brookhaven Town, operates 14 retail branch locations. Through this network and electronic delivery channels it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank's wholly owned subsidiary, Bridge Abstract.

Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.





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